SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 16, 2001

                                UPC Polska, Inc.
               (Exact Name of Registrant as Specified in Charter)

    Delaware                  000-22877                  06-1487156
 (State or other            (Commission                (IRS Employer
 jurisdiction of            File Number)               Identification #)
 incorporation)


             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)


                              @Entertainment, Inc.

          (Former name or former address, if changed since last report)


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ITEM 5.   OTHER EVENTS.

         As announced on January 16, 2001, UPC Polska, Inc. (the "Company") commenced a consent solicitation with respect to its 14 1/2% Senior Discount Notes due 2008, 14 1/2% Series B Senior Discount Notes due 2008, Series C Senior Discount Notes, 14 1/2% Senior Discount Notes due 2009 and 14 1/2% Series B Senior Discount Notes due 2009 (collectively, the "Notes"). The Company is soliciting the consent of the holders of the Notes in connection with the transactions ("Transactions") contemplated by the agreement (as amended through January 16, 2001, the "Agreement"), dated as of June 25, 2000, among UnitedGlobalCom, Inc. ("United"), United Pan-Europe Communications, N.V. ("UPC"), Liberty Media International, Inc. and Liberty Media Corporation ("Liberty"). Pursuant to the Agreement, a newly formed corporation ("New United") will acquire all of the capital stock of United, as well as certain interests in international broadband distribution and programming assets of Liberty, and a newly-formed subsidiary of New United will acquire all of the capital stock of UPC, as well as an economic interest in Telewest Communications plc.

         The Company, which is an indirect subsidiary of United and a direct wholly-owned subsidiary of UPC, is soliciting consents from the holders of the Notes to allow United to consummate the Transactions using a preferred structure. If the requisite number of consents is received, the waiver consented to will be binding on all holders of the Notes, including non-consenting holders. If the requisite number of consents is not received, United may consummate the Transactions using a structure that does not require the consent of the holders of the Notes.

         Consents will be solicited on the terms and conditions set forth in a Consent Solicitation Statement and accompanying Consent Letter to be provided to the holders of the Notes. The consent solicitation will expire at 5:00 p.m. New York City time on January 29, 2001, unless extended or earlier terminated in accordance with the Consent Solicitation Statement.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits

         99.1   Press Release, dated January 16, 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                                   UPC POLSKA, INC.



DATE:  January 26, 2001            By: /s/ Dorothy Hansberry
                                           Dorothy Hansberry
                                           Vice President and General Counsel

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                                  EXHIBIT INDEX

EXHIBIT

NUMBER            DESCRIPTION
-------------     -------------------

99.1              Press Release, dated January 16, 2001.